CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$3,670,000	$500.59

(1)                         Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated February 19, 2013 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$3,670,000 Notes due February 28, 2014 Linked to the Performance of Brent Crude (futures contract) and the Offshore Chinese Renminbi per U.S. Dollar Exchange Rate Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who believe that the offshore Chinese renminbi will appreciate moderately relative to the U.S. dollar over the term of the Notes, who believe that the price of Brent Crude (as defined below) will remain flat or will not decrease by more than 25% from its initial price over the term of the Notes, and who are willing to have their maximum potential return capped at 20.50% over the original offering price.  Investors in the Notes must be willing to accept risks associated with an investment in both the USDCNH Exchange Rate and the price of Brent Crude and must be able to tolerate a potential loss of some or a substantial portion of their investment.

•                   Senior unsecured obligations of Barclays Bank PLC maturing February 28, 2014†.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes priced on February 19, 2013 (the “pricing date”) and are expected to issue on or about February 22, 2013 (the “issue date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Assets:

•                   The payment of the Contingent Digital Amount on the Notes, if any, is linked to the performance of the offshore Chinese renminbi per U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi (referred to herein as “CNH”) per U.S. dollar (“USD”), for settlement in two FX Scheduled Trading Days, reported by the Treasury Markets Association which appears on Reuters Screen CNHFIX01 Page opposite the symbol “CNHFIX01” (or any successor page) at approximately 11:15 a.m. Hong Kong time (the “USDCNH Exchange Rate”) on the relevant date.

As used herein, “CNH” and “offshore Chinese renminbi” means Chinese renminbi that trades in the interbank market in Hong Kong and is currently only deliverable in Hong Kong.

•                   The repayment of the principal amount of the Notes, if any, is linked to the settlement price of Brent Crude (futures contract) (“Brent Crude”), as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.  For reference purposes only, the Bloomberg ticker symbol for the reference asset is “CO1 <Comdty>”.

Payment at Maturity:

If the Brent Crude Return is greater than or equal to -25%, you will receive the principal amount of your Notes at maturity, plus the Contingent Digital Amount (if applicable).  Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + Contingent Digital Amount (if applicable)

In the event the Brent Crude Return is greater than or equal to -25%, any positive return on the Notes would be limited to the Contingent Digital Amount, which is linked only to the performance of the USDCNH Exchange Rate.  The Contingent Digital Amount is based on the FX Performance (as described below) and may not be payable under the terms of the Notes.  You will not participate in any positive performance of Brent Crude.

If the final price of Brent Crude declines from the initial price of Brent Crude by more than 25%, you will lose 1% (or fraction thereof) of the principal amount of your Notes for every 1% (or fraction thereof) that the final price declines from the initial price.  Accordingly, if the Brent Crude Return is less than -25%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x Brent Crude Return] + Contingent Digital Amount (if applicable)

You are fully exposed to declines in the price of Brent Crude if the final price declines from the initial price by more than 25%.  If the final price of Brent Crude declines from the initial price of Brent Crude by more than 25%, you will lose some or all of your investment.  The Contingent Digital Amount is based on the FX Performance (as described below) and may not be payable under the terms of the Notes.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Brent Crude Return:	The performance of Brent Crude from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$117.52/ barrel, which is the settlement price of Brent Crude on the pricing date.

Final Price:	The settlement price of Brent Crude on the final valuation date.

Contingent Digital Amount:

If the FX Performance is greater than or equal to zero (reflecting the appreciation or no movement of the offshore Chinese renminbi relative to the U.S. dollar), Barclays Bank PLC will pay a Contingent Digital Amount on the maturity date, calculated as follows per $1,000 principal amount Note:

$1,000 x Contingent Digital Percentage

If the FX Performance is less than zero (reflecting depreciation of the offshore Chinese renminbi relative to the U.S. dollar), no Contingent Digital Amount will be payable on the maturity date.

If the offshore Chinese renminbi weakens relative to the U.S. dollar over the term of the Notes, no Contingent Digital Amount will be payable under the term of the Notes and you will receive no return on your investment.

Contingent Digital Percentage:	20.50%

FX Performance:	The performance of the USDCNH Exchange Rate from the initial rate to the final rate, as calculated in accordance with the following formula: Initial Rate – Final Rate Initial Rate

Initial Rate:	6.2356, which is the USDCNH Exchange Rate on the pricing date.

Final Rate:	The arithmetic average of the USDCNH Exchange Rate on each of the ten averaging dates.

Averaging Dates†:	February 12, 2014, February 13, 2014, February 14, 2014, February 17, 2014, February 18, 2014, February 19, 2014, February 20, 2014, February 21, 2014, February 24, 2014 and February 25, 2014

Final Valuation Date†:	February 25, 2014

Maturity Date†:	February 28, 2014

FX Scheduled Trading Day:	A day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in Hong Kong.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TPA9 and US06741TPA96

†                      Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.  For purposes of such market disruption event provisions in the prospectus supplement only, each reference asset will be deemed a “basket component”, together comprising a “basket”; however the Notes do NOT represent an investment in a basket of the reference assets.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1%	99%
Total	$3,670,000	$36,700	$3,633,300

1                      The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of 1.00%, is 99.00%.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Payment at Maturity Assuming a Range of Performances of the Reference Assets?

The following table illustrates the hypothetical payment at maturity on the Notes assuming a range of performances of the reference assets.  The table and examples set forth below are based on the initial price of Brent Crude of USD 117.52/barrel, the initial rate in respect of the USDCNH Exchange Rate of 6.2356, and the final prices and final rates, as applicable, as set forth below.  The actual final price of Brent Crude will be determined on the final valuation date, and the actual final rate in respect of the USDCNH Exchange Rate will be determined based on the average of such rate on the ten averaging dates.  The hypothetical payment at maturity scenarios set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.

Final Price of Brent Crude (USD/barrel)[1]	Brent Crude Return	Payment at Maturity if Contingent Digital Amount Payable[2]	Payment at Maturity if Contingent Digital Amount NOT Payable[3]
235.04	100.00%	$1,205.00	$1,000.00
223.29	90.00%	$1,205.00	$1,000.00
211.54	80.00%	$1,205.00	$1,000.00
199.78	70.00%	$1,205.00	$1,000.00
188.03	60.00%	$1,205.00	$1,000.00
176.28	50.00%	$1,205.00	$1,000.00
164.53	40.00%	$1,205.00	$1,000.00
152.78	30.00%	$1,205.00	$1,000.00
141.02	20.00%	$1,205.00	$1,000.00
129.27	10.00%	$1,205.00	$1,000.00
123.40	5.00%	$1,205.00	$1,000.00
117.52	0.00%	$1,205.00	$1,000.00
111.64	-5.00%	$1,205.00	$1,000.00
105.77	-10.00%	$1,205.00	$1,000.00
99.89	-15.00%	$1,205.00	$1,000.00
88.14	-25.00%	$1,205.00	$1,000.00
82.26	-30.00%	$905.00	$700.00
70.51	-40.00%	$805.00	$600.00
58.76	-50.00%	$705.00	$500.00
47.01	-60.00%	$605.00	$400.00
35.26	-70.00%	$505.00	$300.00
23.50	-80.00%	$405.00	$200.00
11.75	-90.00%	$305.00	$100.00
0.00	-100.00%	$205.00	$0.00

1      The final price will be the settlement price of Brent Crude on the final valuation date as described under “Reference Assets” in this pricing supplement.

2      The Contingent Digital Amount will be payable if the FX Performance is greater than or equal to zero (reflecting the appreciation or no movement of the offshore Chinese renminbi relative to the U.S. dollar).

3      The Contingent Digital Amount will not be payable if the FX Performance is less than zero (reflecting the depreciation of the offshore Chinese renminbi relative to the U.S. dollar).

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity values set forth in the table above are calculated.

Example 1: The price of Brent Crude increases from an initial price of USD 117.52/barrel to a final price of USD 123.40/barrel, resulting in a Brent Crude Return of 5.00%.  The USDCNH Exchange Rate decreases from an initial rate of 6.2356 to a final rate of 5.9238 (reflecting an appreciation of the offshore Chinese renminbi relative to the U.S. dollar), resulting in an FX Performance of 5.00%.

Step 1:   Determine whether the Contingent Digital Amount is payable by calculating the FX Performance.

The FX Performance reflects the performance of the USDCNH Exchange Rate from the initial rate to the final rate, as calculated in accordance with the following formula:

Because the FX Performance is greater than or equal to zero (reflecting the appreciation or no movement of the offshore Chinese renminbi relative to the U.S. dollar), Barclays Bank PLC will pay a Contingent Digital Amount on the maturity date of $205.00 per $1,000 principal amount Note, calculated as follows:

$1,000 x Contingent Digital Percentage

$1,000 x 20.50% = $205.00

Step 2:   Determine the Brent Crude Return.

The Brent Crude Return reflects the performance of Brent Crude from the initial price to the final price, calculated as follows:

Because the Brent Crude Return is greater than or equal to -25%, the investor will receive a payment at maturity equal to $1,205.00, calculated as follows per $1,000 principal amount Note:

$1,000 + Contingent Digital Amount

$1,000 + $205.00 = $1,205.00

Example 2: The price of Brent Crude increases from an initial price of USD 117.52/barrel to a final price of USD 152.78/barrel, resulting in a Brent Crude Return of 30.00%.  The USDCNH Exchange Rate increases from an initial rate of 6.2356 to a final rate of 6.5474 (reflecting a depreciation of the offshore Chinese renminbi relative to the U.S. dollar), resulting in an FX Performance of -5.00%.

Step 1:   Determine whether the Contingent Digital Amount is payable by calculating the FX Performance.

The FX Performance reflects the performance of the USDCNH Exchange Rate from the initial rate to the final rate, as calculated in accordance with the following formula:

Because the FX Performance is less than zero (reflecting the depreciation of the offshore Chinese renminbi relative to the U.S. dollar), Barclays Bank PLC will not pay a Contingent Digital Amount on the maturity date.

Step 2:   Determine the Brent Crude Return.

The Brent Crude Return reflects the performance of Brent Crude from the initial price to the final price, calculated as follows

Because the Brent Crude Return is greater than or equal to -25%, the investor will receive a payment at maturity equal to the principal amount of the Notes.  No Contingent Digital Amount is payable.

Example 3: The price of Brent Crude decreases from an initial price of USD 117.52/barrel to a final price of USD 111.64/barrel, resulting in a Brent Crude Return of -5.00%.  The USDCNH Exchange Rate increases from an initial rate of 6.2356 to a final rate of 6.5474 (reflecting a depreciation of the offshore Chinese renminbi relative to the U.S. dollar), resulting in an FX Performance of -5.00%.

Step 1:   Determine whether the Contingent Digital Amount is payable by calculating the FX Performance.

The FX Performance reflects the performance of the USDCNH Exchange Rate from the initial rate to the final rate, as calculated in accordance with the following formula:

Because the FX Performance is less than zero (reflecting the depreciation of the offshore Chinese renminbi relative to the U.S. dollar), Barclays Bank PLC will not pay a Contingent Digital Amount on the maturity date.

Step 2:   Determine the Brent Crude Return.

The Brent Crude Return reflects the performance of Brent Crude from the initial price to the final price, calculated as follows:

Because the Brent Crude Return is greater than or equal to -25%, the investor will receive a payment at maturity equal to the principal amount of the Notes.  No Contingent Digital Amount is payable.

Example 4: The price of Brent Crude decreases from an initial price of USD 117.52/barrel to a final price of USD 58.76 /barrel, resulting in a Brent Crude Return of -50.00%.  The USDCNH Exchange Rate decreases from an initial rate of 6.2356 to a final rate of 5.9238 (reflecting an appreciation of the offshore Chinese renminbi relative to the U.S. dollar), resulting in an FX Performance of 5.00%.

Step 1:   Determine whether the Contingent Digital Amount is payable by calculating the FX Performance.

The FX Performance reflects the performance of the USDCNH Exchange Rate from the initial rate to the final rate, as calculated in accordance with the following formula:

Because the FX Performance is greater than or equal to zero (reflecting the appreciation or no movement of the offshore Chinese renminbi relative to the U.S. dollar), Barclays Bank PLC will pay a Contingent Digital Amount on the maturity date of $205.00 per $1,000 principal amount Note, calculated as follows:

$1,000 x Contingent Digital Percentage

$1,000 x 20.50% = $205.00

Step 2:   Determine the Brent Crude Return.

The Brent Crude Return reflects the performance of Brent Crude from the initial price to the final price, calculated as follows:

Because the Brent Crude Return is less than -25%, the investor will receive a payment at maturity equal to $705.00, calculated as follows per $1,000 principal amount Note:

$1,000 + [$1,000 x Brent Crude Return] + Contingent Digital Amount

$1,000 + [$1,000 x -50%] + $205.00 = $705.00

Example 5: The price of Brent Crude decreases from an initial price of USD 117.52/barrel to a final price of USD 58.76/barrel, resulting in a Brent Crude Return of -50.00%.  The USDCNH Exchange Rate increases from an initial rate of 6.2356 to a final rate of 6.5474 (reflecting a depreciation of the offshore Chinese renminbi relative to the U.S. dollar), resulting in an FX Performance of -5.00%.

Step 1:   Determine whether the Contingent Digital Amount is payable by calculating the FX Performance.

The FX Performance reflects the performance of the USDCNH Exchange Rate from the initial rate to the final rate, as calculated in accordance with the following formula:

Because the FX Performance is less than zero (reflecting the depreciation of the offshore Chinese renminbi relative to the U.S. dollar), Barclays Bank PLC will not pay a Contingent Digital Amount on the maturity date.

Step 2:   Determine the Brent Crude Return.

The Brent Crude Return reflects the performance of Brent Crude from the initial price to the final price, calculated as follows:

Because the Brent Crude Return is less than -25% and the Contingent Digital Amount is not payable, the investor will receive a payment at maturity equal to $500.00, calculated as follows per $1,000 principal amount Note:

$1,000 + [$1,000 x Brent Crude Return]

$1,000 + [$1,000 x -50%] = $500.00

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the averaging dates, the maturity date, and Brent Crude and the USDCNH Exchange Rate are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”.

o                 For a description of further adjustments that may affect the reference assets, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” and “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”.

•                  Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final price of Brent Crude, as compared to the initial price of Brent Crude, of up to 25%.  If the final price declines from the initial price by more than 25%, you will lose an amount equal to 1% (or fraction thereof) of the principal amount of your Notes for every 1% (or fraction thereof) that the final price is below the initial price.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•                  Any Positive Return on the Notes at Maturity is Dependent on the USDCNH Exchange Rate, not Brent Crude — While you are fully exposed to declines in the price of Brent Crude if the final price of Brent Crude declines from the initial price of Brent Crude by more than 25%, you will not participate in any positive performance of Brent Crude.  If the Brent Crude Return is greater than or equal to -25%, any positive return on the Notes would be limited to the Contingent Digital Amount, which is linked only to the performance of the USDCNH Exchange Rate.  If the offshore Chinese renminbi weakens relative to the U.S. dollar resulting in a negative FX Performance (defined on the cover hereof), no Contingent Digital Amount will be payable, and you will receive no return on your investment.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Assets.  Except as otherwise noted, the discussion below assumes that the Notes will be so treated.

You should generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  It would be reasonable to treat such gain or loss as exchange gain or loss, notwithstanding that such gain or loss may be attributable to the performance of Brent Crude.  Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S. source ordinary income or loss.  However, because the application of the foreign currency transaction rules to your Notes is not clear, it is possible that any loss realized on the Notes should be capital loss, regardless of whether you make the election described below.  If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would generally be long-term capital gain or loss if you have held your Notes for more than one year.  More specifically, a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss.  We believe that it would be reasonable to take the position that the Notes should be treated as a “similar financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Notes.  However, because a portion of your return may reflect the performance of Brent Crude and because the terms of the Notes significantly differ from a forward contract, your ability to make this election is unclear.

Assuming you are permitted to make the election described above, you may do so by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes.  You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Internal Revenue Code and (v) state that all transactions subject to the election are included on the statement.

Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met:  (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language:  “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”.  Your election may not be effective if you do not comply with the election and verification requirements.  You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that the Internal Revenue Service could take the position that your Notes should not be treated as a “forward contract” or a “similar financial instrument” with respect to foreign currency and therefore that the election described above is not available to a holder of the Notes.  Accordingly, it is possible that any gain you might recognize with respect to the Notes could be U.S. source ordinary income even if you make the election described above.

It is also possible that, even if you properly make the election described above, the Internal Revenue Service could assert that amounts you receive (if any) upon the sale or maturity of your Notes that are attributable to the Contingent Digital Amount should be treated as ordinary income.

Additionally, it is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon maturity of your Notes is determined, even though you will not receive any amounts in respect of your Notes prior to the maturity of the Notes.  Under this alternative treatment, because eight of the ten averaging dates that determine the FX Performance are within one year of issuance, you may be treated as having a holding period in respect of all or a portion of your Notes that is less than one year even if you hold your Notes until the Maturity Date. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference assets or any futures contracts relating to the reference assets.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”; and

o                 Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss— The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of both Brent Crude and the USDCNH Exchange Rate.  If the final price of Brent Crude declines from the initial price of Brent Crude by more than 25%, your investment will be fully exposed to any decline in the final price of Brent Crude from the initial price of Brent Crude, and you may lose up to 100% of your initial investment.  If the offshore Chinese renminbi depreciates from the U.S. dollar resulting in a negative FX Performance, no Contingent Digital Amount will be payable, and you will receive no return on your investment.  Therefore, you will receive a positive return on your investment only if the final price of Brent Crude has not declined from the initial price of Brent Crude by more than 25% and the offshore Chinese renminbi has appreciated relative to the U.S. dollar to result in a positive FX Performance.  Investors must be willing to accept investment risks associated with both the price of Brent Crude and the USDCNH Exchange Rate.

•                  Your Maximum Gain on the Notes Is Limited to the Contingent Digital Amount — If the final price of Brent Crude has not declined from the initial price of Brent Crude by more than 25% and the offshore Chinese renminbi has appreciated relative to the U.S. dollar to result in a positive FX Performance, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Contingent Digital Amount, regardless of the appreciation of either Brent Crude or the offshore Chinese renminbi, which may be significant.

•                  Notes Provide No Participation in Any Positive Performance of Brent Crude and Limited Participation in Any Positive Performance of the Offshore Chinese renminbi Relative to the U.S. Dollar—You will not participate in any appreciation of Brent Crude over the term of the Notes even though you are fully exposed to declines in Brent Crude if the final price declines from the initial price by more than 25%.  Therefore, this Note is not designed for investors who have a bullish view on Brent Crude, nor is it designed for investors who believe the price of Brent Crude will decline by more than 25% over the term of the Notes.  Further, you will not participate in any appreciation of the offshore Chinese renminbi relative to the U.S. dollar beyond the Contingent Digital Percentage.

•                  The Notes are Linked to the U.S. Dollar / Offshore Chinese Renminbi Exchange Rate and not the U.S. Dollar / Onshore Chinese Renminbi Exchange Rate — The USDCNH Exchange Rate to which the Notes are linked is the rate of exchange between the U.S. dollar and Chinese renminbi that trades in the interbank market in Hong Kong and is currently only deliverable in Hong Kong (the “Offshore Rate”).  This rate is not the same as the rate of exchange between the U.S. dollar and Chinese renminbi that trades in, and is currently only deliverable in, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan, typically referred to as “USDCNY” (the “Onshore Rate”).  The Offshore Rate has differed, and will likely continue to differ, from the Onshore Rate. Accordingly, the return on the Notes may be less than the potential returns on a note with similar terms linked to the Onshore Rate. In addition, historical information about the Offshore Rate is only available since August 23, 2010; accordingly, less information about its performance is available to help enable you to make your investment decision, as compared to the Onshore Rate. Chinese renminbi deliverable in Hong Kong has historically not been as liquid as Chinese renminbi deliverable in the People’s Republic of China, excluding Hong Kong, Macau and Taiwan, and if that illiquidity continues, or if the USDCNH Exchange Rate does not continue to serve as a benchmark for the performance of Chinese renminbi deliverable in Hong Kong, your return on the Notes may be adversely affected.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity— While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Conflicts— We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  Additionally, the discussion of federal income taxes in this pricing supplement provides that it would be reasonable to take the position that gain or loss from the sale or maturity of the Notes will be long-term capital gain or loss if the Notes are held for more than one year and you properly make the election described above.  However, there is a risk that the Internal Revenue Service might assert that the election described above is unavailable for contracts such as your Notes, in which case the Internal Revenue Service may therefore treat such gain or loss as ordinary income or loss.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  The Payment at Maturity on Your Notes is Not Based on the Price of Brent Crude at Any Time Other than the Final Valuation Date — The final price of Brent Crude used to determine the extent to which you may receive repayment of your principal amount at maturity (if any) will be based on the settlement price of Brent Crude on the final valuation date (subject to adjustments as described in the prospectus supplement).  Therefore, if the price of Brent Crude drops precipitously on the final valuation date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of Brent Crude at a time prior to such drop. Although the price of Brent Crude on the maturity date or at other times during the life of your Notes may be higher than the settlement price of Brent Crude on the final valuation date, you will not benefit from the price of Brent Crude at any time other than on the final valuation date.

•                  The Payment at Maturity on Your Notes is Not Based on the USDCNH Exchange Rate at Any Time Other than the Ten Averaging Dates — The final rate used to determine whether the Contingent Digital Amount will be payable at maturity will be based on the average of the USDCNH Exchange Rate on the ten averaging dates (subject to adjustments as described in the prospectus supplement).  Therefore, if the value of the offshore Chinese renminbi relative to the U.S. dollar drops precipitously on one or more of the averaging dates, your payment at maturity be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rate at a time prior to such drop. Although the value of the offshore Chinese renminbi relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on one or more of the averaging dates, you will not benefit from the offshore Chinese renminbi per U.S. dollar currency exchange rate other than the USDCNH Exchange Rate on the ten averaging dates.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”.  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could adversely affect the price of Brent Crude, therefore, the value of the Notes.

•                  The Notes May Be Subject to Certain Risks Specific to Brent Crude — Brent Crude is an energy-related commodity.  Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility.  These may include, among others:

o                 changes in the level of industrial and commercial activity with high levels of energy demand;

o                 disruptions in the supply chain or in the production or supply of other energy sources;

o                 price changes in alternative sources of energy;

o                 adjustments to inventory;

o                 variations in production and shipping costs;

o                 costs associated with regulatory compliance, including environmental regulations; and

o                 changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes— In addition to the settlement price of Brent Crude and the USDCNH Exchange Rate on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t    the expected volatility of the price of Brent Crude, and of the prices of exchange-traded futures contracts for the purchase or delivery of Brent Crude;

t    the expected volatility of the USDCNH exchange rate;

t    the time to maturity of the Notes;

t    interest and yield rates in the market generally and in the markets of the Chinese renminbi (in the Hong Kong interbank market) and the U.S. dollar;

t    a variety of economic, financial, political, regulatory or judicial events;

t    global supply and demand for Brent Crude, and supply and demand for exchange-traded futures contracts for the purchase or delivery of Brent Crude;

t    the expected demand or supply for the Chinese renminbi (in the Hong Kong interbank market) and the U.S. dollar;

t    supply and demand for the Notes; and

t    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                  Owning the Notes is not the Same as Owning Brent Crude, Futures Contracts for Brent Crude or Certain Other Commodity Related Contracts Directly – The return on your Notes will not reflect the return you would realize if you had actually purchased Brent Crude directly, futures contracts for Brent Crude, or any exchange-traded or over-the-counter instruments based on Brent Crude.  You will not have any rights that holders of such assets or instruments have.

•                  The Notes Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities — The Notes will reflect a return based on the performance of the relevant nearby ICE-traded Brent Crude futures contract and do not provide exposure to Brent Crude spot prices.  The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

•                  Futures Contracts on Brent Crude Oil are the Benchmark Crude Oil in European Markets— Because futures contracts on Brent Crude oil are the benchmark crude oil contracts in European markets, Brent Crude will be affected by economic conditions in Europe, as well as by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of Brent Crude and, therefore, the Notes.

•                  Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of Brent Crude and, as a result, the market value of the Notes, and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009.  Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time.  In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels.  There is no assurance that prices will again reach their historically high levels or that volatility will subside.  It is possible that lower prices, or increased volatility, will adversely affect the performance of Brent Crude and, as a result, the market value of the Notes.

•                  Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes — Commodity futures contracts such as Brent Crude are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries.  The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets.  Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.  While the CFTC has proposed and adopted many of the required regulations, the Dodd-Frank regulatory scheme has not yet been implemented and the ultimate nature, scope and impact of the regulations on the markets and market participants cannot yet be determined.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation and the CFTC has adopted such rules, although they have not yet become effective. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits.  The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive.  Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes.  Industry trade groups have filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits, and the outcome of that litigation is yet to be seen as of the date of this filing.  If the CFTC prevails in the lawsuit and the rules on position limits are upheld, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity and increase market volatility in the commodities futures contracts such as Brent Crude, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.  In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity, increase volatility and adversely affect prices.

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets.  For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority, the successor to the Committee of European Securities Regulators, which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.”  The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen.  If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts such as Brent Crude, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.

•                  Investing in the Notes is Not Equivalent to Investing Directly in the Chinese Renminbi – You may receive a lower payment at maturity than you would have received if you had invested directly in the Chinese renminbi.  Additionally, whether the Contingent Digital Amount is payable is based on the FX Performance, which is based solely on the stated formula set forth above and not on any other formula that could be used to calculate currency returns.

•                  Emerging Markets Risk— An investment linked to emerging market currencies, which include the Chinese renminbi, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the offshore Chinese renminbi relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes.

Historical Information

The following graph sets forth the historical performance of Brent Crude based on the daily settlement price from January 1, 2008 through February 19, 2013.  The settlement price of Brent Crude on February 19, 2013 was USD 117.52/barrel.

We obtained the information below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical prices of Brent Crude should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of Brent Crude on any day during the term of the Notes, including the final valuation date.  We cannot give you assurance that the performance of Brent Crude will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The following graph sets forth the historical performance of the offshore Chinese renminbi per U.S. dollar exchange rate from August 23, 2010 through February 19, 2013 (based on the daily, closing spot exchange rates from Bloomberg L.P.).

We obtained the information regarding the offshore Chinese renminbi per U.S. dollar exchange rate from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.  The historical performance of the offshore Chinese renminbi per U.S. dollar exchange rate below should not be taken as an indication of future performance, and no assurance can be given as to the USDCNH Exchange Rate on any day during the term of the Notes, including the averaging dates.  We cannot give you assurance that the performance of the USDCNH Exchange Rate will result in the payment of the Contingent Digital Amount.  You may receive no return on your Notes, and depending on the performance of Brent Crude, you may lose your some or all of your initial investment.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $10.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.